Filed Pursuant to Rule 424(b)(2)
Registration No. 333-215597

Pricing Supplement dated October 30, 2017 to the

Prospectus dated February 1, 2017

Prospectus Supplement dated February 13, 2017 and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated March 2, 2017

The Bank of Nova Scotia

$2,465,000

Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities

Linked to the EURO STOXX 50® Index

Due November 2, 2020

The Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities, Linked to the EURO STOXX 50® Index Due November 2, 2020 (the "Securities") offered hereunder are senior unsecured obligations of The Bank of Nova Scotia (the "Bank") and are subject to investment risks including possible loss of the Principal Amount invested due to the negative performance of the Reference Asset and the credit risk of the Bank. As used in this pricing supplement, the "Bank," "we," "us" or "our" refers to The Bank of Nova Scotia.
The Securities will not be listed on any U.S. securities exchange or automated quotation system.
The Securities will not bear interest. The amount that you will be paid on your Securities at maturity will be based on the performance of the EURO STOXX 50® Index (which we refer to as the Reference Asset or Index) as measured from the Pricing Date to and including the Calculation Day. If the Percentage Change (defined below) of the Reference Asset is negative and is below -20.00% (the Ending Level is less than the Starting Level by more than 20.00%), you will receive less than $1,000 and have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level, and you will lose more than 20.00%, and possibly all, of your initial investment. In addition, any payment on your Securities is subject to the creditworthiness of The Bank of Nova Scotia.
To determine your payment at maturity, we will first calculate the percentage increase or decrease in the Ending Level (determined on the Calculation Day, subject to adjustment) from the Starting Level (which is the closing level of the Reference Asset on the Pricing Date), which we refer to as the Percentage Change. The Percentage Change may reflect a positive return (based on any increase in the level of the Reference Asset over the life of the Securities) or a negative return (based on any decrease in the level of the Reference Asset over the life of the Securities). At maturity, for each $1,000 Principal Amount of your Securities:
●	if the Ending Level is greater than the Starting Level (the Percentage Change is positive), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the Percentage Change, times the Participation Rate of 183.00%;
●	if the Ending Level is less than or equal to the Starting Level but not by more than 20.00% (the Percentage Change is zero or negative but not below -20.00%), you will receive an amount in cash equal to $1,000; or
●
if the Ending Level is less than the Starting Level by more than 20.00% (the Percentage Change is negative and below -20.00%), you will receive less than $1,000 and have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level. In this case, you will receive an amount in cash equal to the sum of: (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Percentage Change.

Following the determination of the Starting Level, the amount you will be paid on your Securities at maturity will not be affected by the closing level of the Reference Asset on any day other than the Calculation Day. If the Ending Level is less than the Starting Level and the percentage decrease is more than 20.00%, you will lose more than 20.00%, and possibly all, of your investment in the Securities. In addition, the Securities will not bear interest, and no other payments on your Securities will be made prior to maturity.

The difference between the estimated value of your Securities and the Original Offering Price reflects costs that the Bank expects to incur and profits that the Bank expects to realize in connection with hedging activities related to the Securities. These costs and profits will likely reduce the secondary market price, if any, at which the Underwriters are willing to purchase the Securities. The Underwriters may, but are not obligated to, purchase any Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Trade Date and you may lose a substantial portion of your initial investment. The Bank's profit in relation to the Securities will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with such amounts and (ii) the costs incurred by the Bank in connection with the issuance of the Securities and the hedging transactions it effects. The Bank's affiliates or the Underwriters’ affiliates may also realize a profit from a hedging transaction with our affiliate and/or an affiliate of Wells Fargo Securities, LLC ("WFS") in connection with your Securities as described under “The Bank’s Estimated Value of the Securities”.

The return on your Securities will relate to the price return of the Reference Asset and will not include a total return or dividend component. The Securities are derivative products based on the performance of the Reference Asset. The Securities do not constitute a direct investment in any of the shares, units or other securities represented by the Reference Asset. By acquiring Securities, you will not have any direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission ("SEC"), Nor ANY state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE SECURITIES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Securities from us for distribution to other registered broker dealers including WFS or will offer the Securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Securities after their initial sale.  If you are buying Securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction.  See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement and on page PS-32 of the accompanying product prospectus supplement.

	Per Security	Total
Price to public[1]	100.00%	$2,465,000.00
Underwriting commissions[2]	2.82%	$69,513.00
Proceeds to The Bank of Nova Scotia[3]	97.18%	$2,395,487.00

The Securities have complex features and investment in the Securities involves certain risks.  You should refer to "Additional Risks" beginning on page P-12 in this pricing supplement and "Additional Risk Factors Specific to the Notes" beginning on page PS-5 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We will deliver the Securities in book-entry form through the facilities of The Depository Trust Company ("DTC") on or about November 2, 2017 against payment in immediately available funds.

Scotia Capital (USA) Inc.	Wells Fargo Securities, LLC.

[1]
The estimated value of the Securities as determined by the Bank as of the Pricing Date is $954.36 per $1,000 Principal per $1,000 Principal Amount of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement for additional information.

[2]
Scotia Capital (USA) Inc. or one of our aff iliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $28.20 (2.82%) per $1,000 Principal Amount of the Securities. Wells Fargo Securities, LLC will provide selected dealers, which may include Wells Fargo Advisors ("WFA", the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 (2.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.  See "Supplemental Plan of Distribution (Conflicts of Interest)" in this pricing supplement.

[3]
Excludes profits from hedging.  For additional considerations relating to hedging activities see "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Summary

The information in this "Summary" section is qualified by the more detailed information set forth in this pricing supplement, and the accompanying prospectus, prospectus supplement, and product prospectus supplement. See "Additional Terms of the Securities" in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank")
CUSIP/ISIN:	064159KH8 / US064159KH87
Type of Securities:	Market Linked Securities – Leveraged Upside Participation and Contingent Downside, Principal at Risk Securities
Reference Asset:	The EURO STOXX 50® Index (Bloomberg Ticker: SX5E)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Security
Original Offering Price:	100.00% of the Principal Amount of each Security
Currency:	U.S. Dollars. The performance of the Securities will be based solely upon the Percentage Change of the Index. Accordingly, the Redemption Amount at Maturity payable in respect of the Securities will be unaffected by changes in the exchange rate of the U.S. Dollar relative to any other currency.
Pricing Date:	October 30, 2017
Trade Date:	October 30, 2017
Original Issue Date:

November 2, 2017

We expect that delivery of the Securities will be made against payment therefor on or about the 3rd Business Day following the date of pricing of the Securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Trade Date will be required, by virtue of the fact that each note initially will settle in 3 Business Days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	November 2, 2020. If the scheduled Calculation Day is not a Trading Day or if a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day so that the Calculation Day as postponed falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Calculation Day as postponed.
Principal at Risk:	If there is a percentage decrease from the Starting Level to the Ending Level of more than 20.00%, you will lose more than 20.00%, and possibly all, of your initial investment at maturity.
Fees and Expenses:	Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $28.20 (2.82%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include Wells Fargo Advisors ("WFA", the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 (2.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their respective affiliates expect to incur and profits that the Bank, the Underwriters or their respective affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities. As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Pricing Date. See "Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices" in this pricing supplement.

Redemption Amount at Maturity:	The Redemption Amount at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:
If the Ending Level is greater than the Starting Level, then the Redemption Amount at Maturity will equal: Principal Amount + (Principal Amount × Participation Rate × Percentage Change)
If the Ending Level is greater than or equal to the Threshold Level, but less than or equal to the Starting Level, then the Redemption Amount at Maturity will equal the Principal Amount

  If the Ending Level is less than the Threshold Level, then the Redemption Amount at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

In this case you will have full downside exposure to the decrease in the level of the Reference Asset from the Starting Level, and you will lose more than 20.00%, and possibly all, of your initial investment.

Starting Level:	3,662.18
Ending Level:

The Ending Level of the Reference Asset will be determined based upon the closing level of the Reference Asset published on the Bloomberg Professional® (“Bloomberg”) page "SX5E<Index>" or any successor page on Bloomberg or any successor service, as applicable, on the Calculation Day. In certain special circumstances, the Ending Level will be determined by the Calculation Agent, in its discretion. See "General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date" beginning on page PS-19 in the accompanying product prospectus supplement and “—Market Disruption Event” herein.

Percentage Change:	The Percentage Change, expressed as a percentage, with respect to the Redemption Amount at Maturity, is calculated as follows: Ending Level – Starting Level Starting Level
For the avoidance of doubt, the Percentage Change may be a negative value.
Threshold Level:	2,929.744 (equal to the Starting Level multiplied by 80.00%)
Participation Rate:	183.00%
Calculation Day:

October 26, 2020 or, if such day is not a Trading Day, the next succeeding Trading Day.

The Calculation Day could also be delayed by the occurrence of a market disruption event. If a market disruption event occurs or is continuing on the day that would otherwise be the Calculation Day, the Ending Level will equal the closing level of the Reference Asset on the first Trading Day following the day that would otherwise be the Calculation Day on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing. If a market disruption event occurs or is continuing on each Trading Day to and including the eighth Trading Day following the originally scheduled Calculation Day, the Ending Level will be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) by the Calculation Agent on that eighth Trading Day, regardless of the occurrence or continuance of the market disruption event on that day. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Ending Level that would have prevailed in the absence of the market disruption event.

Trading Day:	A “Trading Day” with respect to the Reference Asset means a day, as determined by the Calculation Agent, on which (i) the Sponsor is scheduled to publish the level of the Reference Asset and (ii) each Related Exchange is scheduled to be open for trading for its regular trading session.
Market Disruption Event:

For purposes of the Securities, the definition of “market disruption event” set forth in the product prospectus supplement is superseded. For purposes of the Securities, a “market disruption event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(A)    The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which (together with any securities affected by an event described in (C) or (E) below) then comprise 20 percent or more of the level of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)    The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time for the related exchange on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)   The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values on the relevant exchanges for, securities that (together with any securities affected by an event described in (A) above or (E) below) then comprise 20 percent or more of the level of the Reference Asset at any time for each affected security during the one-hour period that ends at the Scheduled Closing Time for the relevant exchange for such security on that day.

(D)    The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Reference Asset on any related exchange at any time during the one-hour period that ends at the Scheduled Closing Time on such related exchange on that day.

(E)    The closure on any Exchange Business Day of the relevant exchanges on which securities that (together with any securities affected by an event described in (A) or (C) above) then comprise 20 percent or more of the level of the Reference Asset are traded or any related exchange prior to its Scheduled Closing Time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the Scheduled Closing Time for such relevant exchange or related exchange, as applicable, on that day.

(F)     The Sponsor fails to publish the level of the Reference Asset or any successor index (other than as a result of the Sponsor having discontinued publication of such Reference Asset or successor index and no successor index being available).

(G)    Any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

1)     the relevant percentage contribution of a security to the level of the Reference Asset will be based on a comparison of (x) the portion of the level of the Reference Asset attributable to that security and (y) the overall level of the Reference Asset, in each case using the official opening weightings as published by the Sponsor as part of the market opening data;

2)     the “Scheduled Closing Time” of (i) any relevant exchange on any Trading Day means the scheduled weekday closing time of such relevant exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours and (ii) of any related exchange on any Trading Day means the close of trading on such related exchange on such Trading Day; and

3)     an “Exchange Business Day” means any Trading Day on which (i) the Sponsor publishes the level of the Reference Asset and (ii) each related exchange is open for trading during its regular trading session, notwithstanding any related exchange closing prior to its Scheduled Closing Time.

Relevant Exchange:	The “relevant exchange” for any security then underlying the Reference Asset means the primary exchange or quotation system on which such security is traded, as determined by the Calculation Agent.
Related Exchange:	The “related exchange” means an exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.
Form of Securities:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Underwriters:	Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.
Status:	The Securities will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Securities. See "Tax Redemption" below.
Listing:	The Securities will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Business Day:	New York and Toronto

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE MORE THAN 20.00%, AND POSSIBLY ALL, OF YOUR PRINCIPAL AMOUNT. THE CONTINGENT DOWNSIDE FEATURE APPLIES ONLY AT MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE MOST AND POSSIBLY ALL OF YOUR INVESTMENT.

Additional Terms Of THE Securities

You should read this pricing supplement together with the prospectus dated February 1, 2017, as supplemented by the prospectus supplement dated February 13, 2017 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated March 2, 2017, relating to our Senior Note Program, of which these Securities are a part. Certain terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, and product prospectus supplement in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Additional Risk Factors Specific to the Notes" in the accompanying product prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated February 1, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000119312517027656/d338678d424b3.htm

Prospectus Supplement dated February 13, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000110465917008642/a17-4372_1424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated March 2, 2017:

http://www.sec.gov/Archives/edgar/data/9631/000110465917013557/a17-7248_7424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Securities may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Securities, including the risk of losing all of your initial investment.

•	You can tolerate a loss of more than 20.00%, and possibly all, of your initial investment.

•	You believe that the Reference Asset will appreciate over the term of the Securities.

•	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•	You do not seek current income from your investment.

•	You are willing to hold the Securities to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the Securities.

•	You are willing to accept the risk of exposure to the eurozone equity market.

•
You are willing to assume the credit risk of the Bank for all payments under the Securities, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Securities, including the risk of losing all of your initial investment.

•	You require an investment designed to guarantee a return of principal at maturity.

•	You cannot tolerate a loss of more than 20.00%, and possibly all, of your initial investment.

•
You believe that the level of the Reference Asset will decline during the term of the Securities and the Ending Level will likely decline below the Starting Level by a percentage that is greater than 20.00%.

•	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.

•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.

•	You are unwilling to hold the Securities to maturity, a term of approximately 36 months, or you seek an investment for which there will be a secondary market.

•	You are not willing to assume the credit risk of the Bank for all payments under the Securities.

•	You are not willing to purchase securities with an estimated value that is lower than the Original Offering Price.

•	You are not willing to accept the risk of exposure to the eurozone equity market.

•	You prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review ''Additional Risks'' beginning on page P-12 of this pricing supplement and the ''Additional Risk Factors Specific to the Notes'' beginning on page PS-6 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Securities.

Hypothetical Payments AT MATURITY On the Securities

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Redemption Amount at Maturity (rounded to two decimal places) are not estimates or forecasts of the Starting Level, the Ending Level or the level of the Reference Asset on the Calculation Day or on any Trading Day prior to the Maturity Date. All examples are based on an aggregate Principal Amount of $1,000.00, the Threshold Level of 80.00% of the Starting Level, the Participation Rate of 183.00%, and that no market disruption event occurs on the Calculation Day. Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Redemption Amount at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 × 183.00% × 5.00%) = $1,000.00 + $91.50 = $1,091.50

	On a $1,000.00 investment, a 5.00% Percentage Change results in a Redemption Amount at Maturity of $1,091.50.

Example 2—	Calculation of the Redemption Amount at Maturity where the Ending Level is less than the Starting Level but equal to or greater than the Threshold Level.

	Percentage Change:	-4.00%

	Redemption Amount at Maturity:	$1,000.00 (at maturity, if the Percentage Change is negative BUT the Ending Level is equal to or greater than the Threshold Level, then the Redemption Amount at Maturity will equal the Principal Amount)

	On a $1,000.00 investment, a -4.00% Percentage Change results in a Redemption Amount at Maturity of $1,000.00.

Example 3—	Calculation of the Redemption Amount at Maturity where the Ending Level is less than the Threshold Level.

	Percentage Change:	-50.00%

	Redemption Amount at Maturity:	$1,000.00 + ($1,000.00 × -50.00%) = $1,000.00 - $500.00 = $500.00

On a $1,000.00 investment, a -50.00% Percentage Change results in a Redemption Amount at Maturity of $500.00.

Accordingly, if the Percentage Change is negative by more than -20.00%, meaning the percentage decline from the Starting Level to the Ending Level is greater than 20.00%, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the Percentage Change. If the Ending Level is less than the Threshold Level, you will lose more than 20.00%, and possibly all, of your principal.

Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Securities at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a loss of more than 20.00%, and possibly all, of your principal at maturity.

Hypothetical Payoff Profile
Security Return %
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Reference Asset Return %
Reference Asset
Security
Threshold

Hypothetical Returns on the Securities

Hypothetical Ending Level	Hypothetical Percentage Change from the hypothetical Starting Level to the hypothetical Ending Level	Hypothetical Redemption Amount at Maturity per Security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
7,324.36	100.00%	$2,830.00	183.00%	37.83%
5,493.27	50.00%	$1,915.00	91.50%	22.85%
4,760.83	30.00%	$1,549.00	54.90%	15.12%
4,394.62	20.00%	$1,366.00	36.60%	10.66%
4,028.40	10.00%	$1,183.00	18.30%	5.68%
3,845.29	5.00%	$1,091.50	9.15%	2.94%
3,662.18(2)	0.00%	$1,000.00	0.00%	0.00%
3,479.07	-5.00%	$1,000.00	0.00%	0.00%
3,295.96	-10.00%	$1,000.00	0.00%	0.00%
3,112.85	-15.00%	$1,000.00	0.00%	0.00%
2,929.74	-20.00%	$1,000.00	0.00%	0.00%
2,893.12	-21.00%	$790.00	-21.00%	-7.70%
2,746.64	-25.00%	$750.00	-25.00%	-9.35%
1,831.09	-50.00%	$500.00	-50.00%	-21.80%
915.55	-75.00%	$250.00	-75.00%	-41.23%

Each Security has a Principal Amount of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The Starting Level (the closing level of the Index on October 30, 2017).

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual Ending Level.

ADDITIONAL RISKS

An investment in the Securities involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read "Additional Risk Factors Specific to the Notes" beginning on page PS-5 of the accompanying product prospectus supplement and "Risk Factors" beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Offering Price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that are included in the Original Offering Price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities.  In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.

WFS has advised us that if it or any of its affiliates makes a secondary market in the Securities at any time up to the Original Issue Date or during the 3-month period following the Original Issue Date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the Original Offering Price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the Securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.

Risk of Loss at Maturity

Any payment on the Securities at maturity depends on the Percentage Change of the Reference Asset.  The Bank will only repay you the full Principal Amount of your Securities if the Percentage Change does not reflect a decrease in the Reference Asset of more than 20.00%.  If the Percentage Change is negative by more than 20.00%, meaning the Ending Level is less than the Threshold Level, you will lose more than 20.00%, and possibly all of your initial investment in an amount equal to the negative Percentage Change. Accordingly, you may lose more than 20.00%, and possibly all, of your investment in the Securities if the percentage decline from the Starting Level to the Ending Level is greater than 20.00%.

The Contingent Downside Feature Applies Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the Reference Asset at such time is not less than the Threshold Level.

The Bank's Estimated Value of the Securities is Lower than the Original Offering Price of the Securities

The Bank's estimated value is only an estimate using several factors.  The Original Offering Price of the Securities exceeds the Bank's estimated value because costs associated with selling and structuring the Securities, as well as hedging the Securities, are included in the Original Offering Price of the Securities.  These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the Securities.  See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Bank's Estimated Value Does Not Represent Future Values of the Securities and may Differ from Others' Estimates

The Bank's estimated value of the Securities is determined by reference to the Bank's internal pricing models when the terms of the Securities were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy Securities from you in secondary market transactions. See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Bank's Estimated Value is not Determined by Reference to Credit Spreads for our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "The Bank's Estimated Value of the Securities" in this pricing supplement.

The Securities Differ from Conventional Debt Instruments

The Securities are not conventional notes or debt instruments. The Securities do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Securities will not bear interest and, accordingly, you will not receive any interest payments on the Securities.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including the Redemption Amount at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Securities. If you sell the Securities prior to maturity, you may receive substantially less than the Principal Amount of your Securities.

The Securities are Subject to Market Risk

The return on the Securities is directly linked to the performance of the Reference Asset and indirectly linked to the value of the securities comprising the Reference Asset (the “Reference Asset Constituent Stocks”), and the extent to which the Percentage Change is positive or negative. The level of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset Constituent Stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities

The Reference Asset Constituent Stocks may be listed on a non-U.S. stock exchange. A non-U.S. stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the Reference Asset which could, in turn, adversely affect the value of the Securities.

Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the Reference Asset may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The U.K.’s referendum to leave the European Union may adversely affect the performance of the Reference Asset

The Reference Asset Constituent Stock issuers are eurozone member companies. The U.K.'s referendum on June 23, 2016 to leave the European Union, which we refer to as "Brexit," has and may continue to cause disruptions to capital and currency markets worldwide and to the market tracked by the Reference Asset in particular. The full impact of the Brexit decision, however, remains uncertain. A process of negotiation, which is likely to take a number of years, will determine the future terms of the U.K.'s relationship with the European Union. The performance of the Reference Asset may be negatively affected by interest rate, exchange rate and other market and economic volatility, as well as regulatory and political uncertainty.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You will receive the full benefit of the Participation Rate, if applicable, only if you hold your Securities to maturity.

The Redemption Amount at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Calculation Day

The Redemption Amount at Maturity will be based on the Ending Level (subject to adjustments as described herein).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Calculation Day compared to the Pricing Date, the Redemption Amount at Maturity may be significantly less than it would otherwise have been had the Redemption Amount at Maturity been linked to the closing level of the Reference Asset prior to the Calculation

Day.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Securities may be higher than the Ending Level, you will not benefit from the closing level of the Reference Asset at any time other than the Calculation Day.

If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Securities May Not Change in the Same Manner

Your Securities may trade quite differently from the performance of the Reference Asset or the Reference Asset Constituent Stocks. Changes in the levels of the Reference Asset or the Reference Asset Constituent Stocks may not result in a comparable change in the market value of your Securities. We discuss some of the reasons for this disparity under "—The Price at Which the Securities may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased" below.

Holding the Securities is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Securities is not the same as holding the Reference Asset Constituent Stocks. As a holder of the Securities, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset Constituent Stocks would enjoy.

No Assurance that the Investment View Implicit in the Securities Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Starting Level or that the Ending Level will not be less than the Threshold Level. The Ending Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset Constituent Stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset Constituent Stocks in particular, and the risk of losing a substantial portion or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset Constituent Stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Securities.  Certain periods of historical performance of the Reference Asset or the Reference Asset Constituent Stocks would have resulted in you receiving less than the Principal Amount of your Securities if you had owned notes with terms similar to these Securities in the past.   See "Information Regarding The Reference Asset" in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Securities is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset Constituent Stocks. It is not, however, linked to a ''total return'' index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset Constituent Stocks. The return on your Securities will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Securities, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Securities subsequent to the date of this pricing supplement. The issue price of the Securities in the subsequent sale may differ substantially (higher or lower) from the Original Offering Price you paid as provided on the cover of this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Securities

The policies of STOXX Limited, the index sponsor (the “Sponsor”) concerning additions, deletions and substitutions of the Reference Asset Constituent Stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset Constituent Stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Securities.

The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of your Securities.

The Eurozone Financial Crisis Could Negatively Impact Investors in the Securities

A number of countries in the eurozone are undergoing a financial crisis affecting their economies, their ability to meet their sovereign financial obligations, and their financial institutions. Countries in the eurozone that are not currently experiencing a financial crisis may do so in the future as a result of developments in other eurozone countries. The economic, political, legal and regulatory ramifications of this financial crisis, including any legal or regulatory changes made in response to the crisis, are impossible to predict. During the crisis, the USD/EUR exchange rate may be significantly more volatile than it has been in the past (as may the exchange rate between the euro and other currencies). In response to this crisis, governments and regulatory bodies have taken, and may in the future take, extraordinary measures to intervene in the currency markets for the euro and the economies and financial institutions of the eurozone. Increased volatility caused by the crisis and any economic, political, legal or regulatory changes made to address, or otherwise resulting from, the crisis and any intervention in the currency markets or eurozone economies could have an adverse effect on the USD/EUR exchange rate or the exchange rate between the euro and other currencies. There is also a possibility that one or more eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the euro and other currencies and potentially the convertibility of the euro in such countries. There is also the possibility that the euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable. If these events were to happen, the closing level of the Reference Asset, and the value of the Securities, could be adversely affected.

The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Security, (ii) volatility of the level of the Reference Asset and the market's perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the securities included in the Reference Asset, (vi) time remaining to maturity, (vii) volatility of currency exchange rates; and (viii) correlation between currency exchange rates and the Reference Asset. In particular, because the provisions of the Security relating to the Redemption Amount at Maturity behave like options, the value of the Security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than 100.00% of the Original Offering Price if you sell your Securities prior to maturity.

The Securities Lack Liquidity

The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the

Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the Securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

Hedging Activities by the Bank and/or the Underwriters May Negatively Impact Investors in the Securities and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Securities

The Bank or one or more of our respective affiliates and/or the Underwriters has hedged or expects to hedge the obligations under the Securities by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our respective affiliates and/or the Underwriters also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset Constituent Stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Calculation Day.

The Bank or one or more of our respective affiliates and/or the Underwriters may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset Constituent Stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset Constituent Stocks—and therefore the market value of the Securities and the amount you will receive, if any, on the Securities. In addition, you should expect that these transactions will cause the Bank, our respective affiliates and/or the Underwriters, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. The Bank, our respective affiliates and/or the Underwriters will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and may receive substantial returns with respect to these hedging activities while the value of the Securities may decline.

Market Activities by the Bank or the Underwriters for Their Own Respective Accounts or for Their Respective Clients Could Negatively Impact Investors in the Securities

The Bank, the Underwriters and their respective affiliates provide a wide range of financial services to a substantial and diversified client base. As such, each of the Bank, the Underwriters and their respective affiliates may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we and/or our affiliates and the Underwriters and/or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the Reference Asset Constituent Stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we and the Underwriters will have other direct or indirect interests in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Securities. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Securities, and you should expect that our interests and those of our affiliates and those of the Underwriters and/or of their respective affiliates, or our or their clients or counterparties, will at times be adverse to those of investors in the Securities.

The Bank, the Underwriters and their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that the Bank, the Underwriters and their respective affiliates will offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

In addition, our and their affiliates or any dealer participating in the offering of the Securities or its affiliates may, at present or in the future, publish research reports on the Reference Asset or the Reference Asset Constituent Stocks. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research reports on the Reference Asset or the Reference Asset Constituent Stocks could adversely affect the level of the Reference Asset and, therefore, adversely affect the value of and your return on the Securities. You are encouraged to derive information concerning the Reference Asset from multiple sources and should not rely on the views expressed by us, the Underwriters or our or their affiliates or any participating dealer or its affiliates.

The Bank, the Underwriters and Their Respective Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include the Issuers of the Reference Asset Constituent Stocks

The Bank, the Underwriters and their respective affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that the Bank or the Underwriters will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuers of the Reference Asset Constituent Stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, the Underwriters and their respective affiliates, in providing these services, engaging in such transactions, or acting for their own accounts, may take actions that have direct or indirect effects on the Securities or other securities that the Bank may issue, the Reference Asset Constituent Stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within the Bank or the Underwriters and their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

Other Investors in the Securities May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Securities are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the Securities, assets that are the same or similar to the Securities, assets referenced by the Securities (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Securities. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Securities or in respect of the Reference Asset.

The Calculation Agent Can Postpone the Calculation Day for the Securities if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Calculation Day, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Calculation Day will be postponed until the first following Trading Day on which no market disruption event occurs or is continuing, although the Calculation Day will not be postponed by more than eight scheduled Trading Days. Moreover, if the Calculation Day is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Calculation Day, and the Calculation Agent will determine the applicable Ending Level that must be used to determine the Redemption Amount at Maturity. See "General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date" beginning on page PS-19 in the accompanying product prospectus supplement and “Summary—Market Disruption Event” herein.

There Is No Affiliation Between Any Reference Asset Constituent Stock Issuers or the Sponsor and Us and We Are Not Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Sponsor

The Bank, the Underwriters and their respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset Constituent Stocks. Wells Fargo & Company, an affiliate of WFS, one of the Underwriters, is one of the companies currently included in the Reference Asset. Nevertheless, none of us, the Underwriters or our or their affiliates assumes any responsibility for the accuracy or the completeness of any information about the

Reference Asset or any of the other Reference Asset Constituent Stocks. Before investing in the Securities you should make your own investigation into the Reference Asset and the issuers of the Reference Asset Constituent Stocks. See the section below entitled "Information Regarding the Reference Asset" in this pricing supplement for additional information about the Reference Asset.

A Participating Dealer or its Affiliates May Realize Hedging Profits Projected by its Proprietary Pricing Models in Addition to any Selling Concession, Creating a Further Incentive for the Participating Dealer to Sell the Securities to You

If any dealer participating in the distribution of the Securities (referred to as a "participating dealer") or any of its affiliates conducts hedging activities for us in connection with the Securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession for the sale of the Securities to you, this projected profit will be in addition to the concession, creating a further incentive for the participating dealer to sell the Securities to you.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See "Certain Canadian Income Tax Consequences" and "U.S. Federal Income Tax Consequences" in this pricing supplement.

The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a Security will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA. There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax. If, at any time, the interest paid or credited or deemed to be paid or credited on a Security is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Canadian Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 50 of the prospectus dated February 1, 2017, and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-24 of the product prospectus supplement, Equity Linked Index Notes, Series A.

Information Regarding The Reference Asset

EURO STOXX 50® Index

The following is a summary description of the EURO STOXX 50® Index (referred to in this section as the “Index”) based on information obtained from the website of the Sponsor, STOXX Limited at www.stoxx.com. All information regarding the Index contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources and its accuracy cannot be guaranteed. That information reflects the policies of, and is subject to change by, the index sponsor.

General Description

The EURO STOXX 50® Index is a capitalization-weighted index of 50 stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. It captures approximately 60% of the free float market capitalization of the EURO STOXX® Total Market Index, which in turn covers approximately 95% of the free float market capitalization of the represented countries.

The Index is weighted by free float market capitalization, subject to a 10% cap. Share prices are taken from each of the Exchanges on which the component shares are traded and the Index is currently updated every fifteen seconds, from 9:00 a.m. to 6:00 p.m. (Central European time), in order to provide accurate information on a continuous real time basis. The level of the Index appears, inter alia, on Bloomberg Ticker SX5E. Additional information on the Index is available on the following website: http://www.stoxx.com/index.html.

Composition

The following table sets forth the top ten industry sectors that comprise the Index by weight as of August 31, 2017. The historical composition of the Index does not necessarily reflect the composition of the Index in the future.

Sector	Weight (%)
Banks	16.0%
Industrial Goods & Services	10.1%
Personal & Household Goods	9.3%
Chemicals	8.8%
Health Care	7.6%
Technology	7.2%
Insurance	6.9%
Oil & Gas	6.1%
Utilities	5.4%
Telecommunications	5.0%

The following table sets forth the top ten companies that comprise the Index by weight as of August 31, 2017.

Company	Weight (%)
TOTAL	4.65%
SANOFI	4.03%
SIEMENS	4.02%
BAYER	3.83%
SAP	3.79%
BCO SANTANDER	3.77%
ALLIANZ	3.54%
UNILEVER NV	3.39%
BASF	3.22%
ANHEUSER BUSCH INBEV	3.18%

License Agreement between the Index Sponsor and the Bank

The Bank has entered into a non-exclusive license agreement with STOXX Limited (the “Sponsor”), which grants the Bank a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Securities.

The Sponsor and its licensors (the “Licensors”) have no relationship to the Bank, other than the licensing of the Index and the related trademarks for use in connection with the Securities.

The Sponsor and the Licensors do not:

  sponsor, endorse, sell or promote the Securities;
  recommend that any person invest in the Securities or any other securities;
  have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Securities;
  have any responsibility or liability for the administration, management or marketing of the Securities;
  consider the needs of the Securities or the owners of the Securities in determining, composing or calculating the Index or have any obligation to do so.

The Sponsor and the Licensors will not have any liability in connection with the Securities. Specifically,

  The Sponsor and the Licensors do not make any warranty, express or implied and disclaim any and all warranty about:
    the results to be obtained by the Securities, the owner of the Securities or any other person in connection with the use of the Index and the data included in the Index;
    the accuracy or completeness of the Index and its data;
    the merchantability and the fitness for a particular purpose or use of the Index and its data;
  The Sponsor and the Licensors will have no liability for any errors, omissions or interruptions in the Index or its data;
  under no circumstances will the Sponsor or the Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if the Sponsor or its Licensors knows that they might occur.

The licensing agreement between the Bank and the Sponsor is solely for their benefit and not for the benefit of the owners of the Securities or any other third parties.

Historical Information

The following table sets forth the quarterly high and low closing levels for the Reference Asset, based on daily closing levels. The closing level of the Reference Asset on October 30, 2017, was 3,662.18. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2012	3/30/2012	2,608.42	2,286.45	2,477.28
4/2/2012	6/29/2012	2,501.18	2,068.66	2,264.72
7/2/2012	9/28/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/2/2013	3/28/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/28/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/2/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/2/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/4/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/3/2016	12/30/2016	3,290.52	2,954.53	3,290.52
1/3/2017	3/31/2017	3,500.93	3,230.68	3,500.93
4/3/2017	6/30/2017	3,658.79	3,409.78	3,441.88
7/3/2017	9/29/2017	3,594.85	3,388.22	3,594.85
10/2/2017	10/30/2017*	3,662.18	3,591.46	3,662.18

*        As of the date of this pricing supplement, available information for the fourth calendar quarter of 2017 includes data for the period from October 2, 2017 through October 30, 2017. Accordingly, the ''Quarterly High,'' ''Quarterly Low'' and ''Quarterly Close'' data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the performance of the Reference Asset from January 3, 2005 through October 30, 2017. The dotted line represents a Threshold Level of 2,929.744, which is equal to 80.00% of the closing level of the Reference Asset on October 30, 2017.  Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

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We obtained the information regarding the historical performance of the Reference Asset in the table and graph above from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Ending Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, Scotia Capital (USA) Inc., an affiliate of The Bank of Nova Scotia, will purchase the Securities from The Bank of Nova Scotia for distribution to other registered broker-dealers or will offer the Securities directly to investors.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate Principal Amount of the Securities and as part of the distribution, will sell the Securities to WFS at a discount of $28.20 (2.82%) per $1,000 Principal Amount of the Securities. WFS will provide selected dealers, which may include WFA, with a selling concession of $20.00 (2.00%) per $1,000 Principal Amount of the Securities, and WFA will receive a distribution expense fee of $0.75 (0.075%) per $1,000 Principal Amount of the Securities for Securities sold by WFA.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities. While the Underwriters may make markets in the Securities, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled "Supplemental Plan of Distribution" in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Securities includes costs that the Bank, the Underwriters or their affiliates expect to incur and profits that the Bank, the Underwriters or their affiliates expect to realize in connection with hedging activities related to the Securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Securities.  As a result, you may experience an immediate and substantial decline in the market value of your Securities on the Original Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ''conflict of interest'' in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Bank's Estimated Value of the Securities

The Bank's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see "Additional Risk Factors—The Bank's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the Securities is determined when the terms of the Securities were set based on market conditions and other relevant factors and assumptions existing at that time. See "Additional Risk Factors—The Bank's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

The Bank's estimated value of the Securities is lower than the Original Offering Price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the Original Offering Price of the Securities. These costs include the selling commissions paid to the Underwriters and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your Securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Additional Risk Factors—The Bank's Estimated Value of the Securities is Lower Than the Original Offering Price of the Securities" in this pricing supplement.

Additional INFORMATION ABOUT THE SECURITIES

Please read this information in conjunction with the summary terms on the front cover of this document. Notwithstanding anything to the contrary in the accompanying product prospectus supplement for this Security, the amount you will receive at maturity will be the Redemption Amount at Maturity, defined and calculated as provided in this pricing supplement.

Additional Information About the Terminology Used in this Pricing Supplement

This pricing supplement uses certain terminology that differs from that used in the accompanying product prospectus supplement. Please read this pricing supplement and the accompanying prospectus, prospectus supplement, and product prospectus supplement with the following mapping in mind.

"Security"	The accompanying product prospectus supplement refers to a Security as a "note"
"Original Offering Price"	The accompanying product prospectus supplement refers to the Original Offering Price as the "original issue price"
"Calculation Day"	The accompanying product prospectus supplement refers to a Calculation Day as a "valuation date"
"Starting Level"	The accompanying product prospectus supplement refers to the Starting Level as the "Initial Level"
"Ending Level"	The accompanying product prospectus supplement refers to the Ending Level as the "Final Level"
"Redemption Amount at Maturity"	The accompanying product prospectus supplement refers to the Redemption Amount at Maturity as the "payment at maturity"
"Threshold Level"	The accompanying product prospectus supplement refers to the Threshold Level as the "Barrier Level"
“Sponsor”	The accompanying product prospectus supplement refers to the Sponsor as the “Index Sponsor”

EVENTS OF DEFAULT AND ACCELERATION

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Securities on any day (except as provided in the last sentence under "Default Quotation Period" below) will be an amount, in the specified currency for the principal of your Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Securities. That cost will equal:

   ● the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

  ● the reasonable expenses, including reasonable attorneys' fees, incurred by the trustees of your Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Securities, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the "due date") and ending on the third Business Day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose notes are, rated either:

•     A-1 or higher by Standard & Poor's Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•     P-1 or higher by Moody's Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see "Description of the Debt Securities We May Offer—Events of Default" beginning on page 27 of the accompanying prospectus.

Tax Redemption

The Bank (or its successor) may redeem the Securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities; or
  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Securities by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Securities;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the Securities, the Calculation Agent shall determine the redemption price in its discretion and deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Securities pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Securities to holders of the Securities not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Securities are not redeemable prior to their maturity.

Canadian Income Tax Consequences

An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 19 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the applicable product prospectus supplement.”

U.S. FEDERAL INCOME TAX CONSEQUENCES

General. The following is a general description of certain U.S. federal tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Supplemental Discussion of U.S. Federal Income Tax Consequences” section beginning on page PS-25 of the product prospectus supplement.

No statutory, judicial or administrative authority directly discusses how the Securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Securities (and of having agreed to the required tax treatment of your Securities described below) and as to the application of state, local or other tax laws to your investment in your Securities and the possible effects of changes in federal or other tax laws.

Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent would be treated as a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the sale, exchange, redemption or maturity of a Security. You should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

Tax Treatment. Pursuant to the terms of the Securities, the Bank and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the reference asset. If your Securities are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such recognized gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss will be short-term capital gain or loss if you have held your Securities for one year or less).The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above.

Possible Change in Law. The IRS has released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect Securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Securities.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Securities.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Securities and are, for U.S. federal income tax purposes:

  a non-resident alien individual;
  a foreign corporation; or
  an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Securities.

If you are a non-U.S. holder, you should generally not be subject to the generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain from the sale, exchange or redemption of the Securities or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by you in the U.S. or unless you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Securities are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent Stock, our counsel is of the opinion that the Securities should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) will depend on our determinations made upon issuance of the Securities. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, Reference Asset Constituent Stocks or your Securities, and following such occurrence your Securities could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Reference Asset, Reference Asset Constituent Stocks or the Securities should consult its tax advisor regarding the application of Section 871(m) to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a non-U.S. entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and the Reference Asset Constituent Stock issuers).

VALIDITY OF THE SECURITIES

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated January 18, 2017 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on January 18, 2017.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2017, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on January 18, 2017.